AS  FILED  WITH  THE  SECURITIES  AND  EXCHANGE  COMMISSION ON OCTOBER 15, 2001
                       REGISTRATION NO. 033-96824

                 U.S. SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                           ____________________
                                FORM S-8
                          REGISTRATION STATEMENT
                                  Under
                        THE SECURITIES ACT OF 1933
                           ____________________

                             ND HOLDINGS, INC.
           (Exact Name of Registrant as Specified in Its Charter)

     NORTH DAKOTA                                             45-0404061
(State or Other Jurisdiction of                            (I.R.S. Employer
 Incorporation or Organization)                            Identification No.)


                            1 North Main Street
                              Minot, ND 58703
           (Address of Principal Executive Offices, Including Zip Code)

                            Consulting Agreement
                          (Full Title of the Plan)
                            ____________________

                               Robert Walstad
                             1 North Main Street
                           Minot, North Dakota 58703
                                (701) 852-5292
           (Name, Address, and Telephone Number of Agent for Service)

                                  COPIES TO:

                              Dihle & Co., P.C.
                          10333 BEHRENS MILE ROAD
                               BYERS, CO. 80103
                               (303) 397-1956

                         CALCULATION OF REGISTRATION FEE

Title of Securities  Amount to be      Proposed Maximum            Proposed Maximum           Amount of
to be Registered      Registered    Offering Price per Share    Aggregate Offering Price   Registration Fee

Common Stock,
par value no par        33,000              $ 0.78 (1)                 $25,740                   $6.44

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the closing market price on October 9, 2001.


                             EXPLANATORY  NOTE

ND Holdings, Inc.  ("NDHI")  has  prepared  this  Registration
Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register certain shares of common stock, no par value per share, issued to a certain selling Shareholder.

Under cover of this Form S-8 is a Reoffer Prospectus NDHI prepared in Accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 33,000 shares of common stock acquired by the selling Shareholder.


                                  PART I

             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

NDHI will send or give the documents containing the information specified in Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428 (b) (1) under the Securities Act of 1933, as amended (the "1933 Act"). NDHI does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933
Act.




                             REOFFER  PROSPECTUS

                              ND HOLDINGS, INC.
                             1 North Main Street
                          Minot, North Dakota  58703
                              (701) 852-5292

                      33,000  SHARES  OF  COMMON  STOCK


The shares of common stock, no par value per share, of ND Holdings, Inc. ("NDHI" or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholder section of this document (the "Selling Shareholder"). The Selling Shareholder acquired the Shares pursuant to an Consulting Agreement for professional services that the Selling Shareholder provided to NDHI.

The sales may occur in transactions on the NASDAQ over-the-counter market at prevailing market prices or in negotiated transactions. NDHI will not receive proceeds from any of the sale the Shares. NDHI is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholder to the public without restriction. To the knowledge of the Company, the Selling Shareholder has no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholder may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

NDHI's common stock is currently traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol "NDHI."

                        ________________________

This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 15.



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                        ________________________

October 15, 2001


TABLE OF CONTENTS

Where  You  Can  Find  More  Information . . . . . . .2
Incorporated  Documents . . . . . . . . . . . . . .. .2
The  Company . . . . . . . . . . . . . . . . . . . . .2
Risk  Factors . . . . . . . . . . . . . . . . . . . . 12
Use  of  Proceeds . . . . . . . . . . . . . . . . . . 15
Selling  Shareholder . . . . . . . . . . . . . . . . .15
Plan  of  Distribution . . . . . . . . . . . . . . . .15
Legal  Matters . . . . . . . . . . . . . . . . . . . .15
Experts . . . . . . . . . . . . . . . . . . . . . . . 15
________________________

You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

WHERE  YOU  CAN  FIND  MORE  INFORMATION

NDHI is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at:

         450 Fifth Street, N.W., Washington, D.C. 20549;
     Seven World Trade Center, 13th Floor, New York, N.Y. 10048

Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website
(http://www.sec.gov).

                        INCORPORATED DOCUMENTS

The SEC allows NDHI to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

NDHI's Report on Form 10-KSB, for the year ended December 31, 2000 is incorporated herein by reference. NDHI also incorporates herein by reference the Forms 10-QSB filed by NDHI for the quarters ended March 31, 2001 and June 30, 2000. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the CEO at NDHI at NDHI's executive offices, located at 1 North Main Street, Minot, North Dakota, 58703. NDHI's telephone number is
(701) 852-5292.

                              THE  COMPANY
BUSINESS

This Reoffer Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth under "Risk Factors" and elsewhere in this Reoffer Prospectus.

SUMMARY

ND Holdings, Inc. is a holding company primarily engaged, through various subsidiaries, in providing investment management, distribution, shareholder services, fund accounting and other related administrative services to the open-end investment companies known as "Integrity Mutual Funds" and "Ranson Managed Portfolios," hereinafter collectively referred to as "the Funds." Integrity Mutual Funds currently consists of five (5) open-end investment companies including ND Tax-Free Fund, Inc. ("ND Tax-Free Fund"), Montana Tax-Free Fund, Inc. ("Montana Tax-Free Fund"), South Dakota Tax-Free Fund, Inc. ("South Dakota Tax-Free Fund"), Integrity Fund of Funds, Inc. ("Integrity Fund of Funds") and Integrity Small-Cap Fund of Funds, Inc. ("Integrity Small-Cap Fund of Funds"). Ranson Managed Portfolios consists of one open-end investment company containing four (4) separate portfolios including The Kansas Municipal Fund, The Kansas Insured Intermediate Fund, The Nebraska Municipal Fund, and The Oklahoma Municipal Fund. Sales of Fund shares are marketed principally in Montana, Kansas, Oklahoma, North Dakota, Nebraska and South Dakota. We also sell mutual funds and insurance products through another wholly-owned subsidiary, ARM Securities Corporation ("ARM Securities"). We have also become involved as an internet provider with a majority ownership in Magic Internet Services, Inc. ("Magic Internet"). Our management continues to review acquisition opportunities in other industries involving management services and information processing.

 As of December 31, 2000, total assets under management/service in the Funds was approximately $336.9 million, compared to approximately $364.1 million as of December 31, 1999 and approximately $374.6 million as of December 31, 1998.

 We have been engaged in the financial services business since 1987. ND Holdings, Inc. was incorporated September 22, 1987 as a North Dakota corporation by Robert E. Walstad, current CEO of the Company. Our offices are at 1 North Main Street, Minot, North Dakota 58703. As of December 31, 2000, we had 36 full-time employees and 7 part-time employees, consisting of officers, investment management, securities distribution, shareholder services, data processing, compliance, accounting and clerical support staff.

 On October 1, 1999, we acquired for cash and our common stock, a 51% interest and control of Magic Internet Services, Inc. Magic Internet operates as an internet service provider to individuals and businesses in the local Minot, North Dakota, calling area.

 On May 25, 2000, we acquired for cash, ARM Securities Corporation, a broker-dealer engaged primarily in the sales of mutual funds and insurance products. The broker/dealer supports approximately 60 registered representatives operating as independent contractors with 23 representatives in a single office in Fresno, CA and the remainder in scattered locations in Minnesota, Iowa and South Dakota.

THE COMPANY'S SUBSIDIARIES

 We derive most of our income from two lines of business. First, we provide investment management, distribution, shareholder services, accounting and related services to the Funds and other clients. Second, we provide order processing, regulatory oversight, concession processing, and other related services to registered securities representatives transacting securities business for their clients. As a result, the Company is economically dependent on the Funds, the representatives and others for substantially all of its revenue and income. These businesses are conducted through the wholly-owned subsidiary companies described below. Revenues generated by the subsidiaries supporting activities surrounding the Funds are derived primarily from fees based on the level of assets under management. Revenues generated by the support of securities sales are derived primarily through a sharing of sales concessions paid by the products being sold to clients. Other business opportunities have been considered.

ND Money Management, Inc.

 ND Money Management, Inc. ("ND Money Management") is registered as an investment advisor with the SEC under the Investment Advisers Act of 1940 (the "Advisers Act"). ND Money Management provides investment advisory services under investment advisory agreements with ND Tax-Free Fund, Montana Tax-Free Fund, South Dakota Tax-Free Fund, Integrity Fund of Funds, and Integrity Small-Cap Fund of Funds. As of December 31, 2000, ND Money Management managed approximately $140.5 million, representing approximately 42% of our total assets under management/service.

ND Capital, Inc.

 ND Capital, Inc. ("ND Capital") is registered with the SEC as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. (the "NASD") and serves as principal underwriter and distributor for ND Tax-Free Fund, Montana Tax-Free Fund and South Dakota Tax-Free Fund, Integrity Fund of Funds and Integrity Small-Cap Fund of Funds. ND Capital earns Rule 12b-1 fees pursuant to Rule 12b-1 plans adopted by each such Fund and contingent deferred sales charges ("CDSCs") from shareholders of such Funds if they redeem their shares within 5 years after their purchase. ND Capital began as principal underwriter for Investors Research Fund of Santa Barbara, California on December 1, 1998. ND Capital earned underwriting fees in connection with sales of such Investors Research Fund shares effected by ND Capital's sales representatives and the underwriter's portion of front-end sales load ("FESLs") in connection with sales of such shares effected by other broker-dealers.
ND Capital earned Rule 12b-1 fees pursuant to Rule 12b-1 plans adopted by Investors Research Fund. On December 31, 1999, ND Capital terminated the underwriting agreement with Investors Research Fund due to significant changes in the Funds structure. As principal underwriter for Integrity Fund of Funds, ND Capital earns CDSCs from shareholders of such Funds if they redeem their shares within 5 years after their purchase. ND Capital also earns commission revenue in connection with sales of shares of outside mutual funds and in connection with effecting other securities transactions.

Ranson Capital Corporation

 Ranson Capital Corporation ("Ranson") is registered with the SEC as an investment advisor and a broker-dealer. It is also a member of the NASD. Ranson provides investment advisory services to the Ranson Managed Portfolios under an investment advisory agreement. As of December 31, 2000, Ranson managed approximately $180.1 million in assets, representing approximately 53% of our total assets under management/service. Ranson also serves as principal underwriter for the Ranson Managed Portfolios and earns Rule 12b-1 fees pursuant to Rule 12b-1 plans adopted by certain of the Ranson Managed Portfolios and the underwriter's portion of FESLs in connection with sales of shares of the Ranson Managed Portfolios effected by other broker-dealers.

ND Resources, Inc.

 ND Resources, Inc. ("ND Resources") is registered with the SEC as a transfer agent under the Securities Exchange Act of 1934. ND Resources provides shareholder record keeping services and acts as transfer agent and dividend-paying agent for the Funds and Investors Research Fund. ND Resources also provides business management services, including fund accounting, compliance and other related administrative activities for the Funds and Investors Research Fund. ND Resources is compensated for providing these services under agreements with each Fund, and is reimbursed for out-of-pocket expenses. ND Resources has provided transfer agent services to one other fund group. As of February 16, 2001, that relationship was terminated due to a reorganization of the fund group.

Magic Internet Services, Inc.

 Magic Internet Services, Inc. ("Magic Internet") operates as an internet service provider to individuals and businesses in the local Minot, North Dakota, calling area. Magic Internet provides subscribers with full support including servicing hardware and technical support for software problems. Magic Internet also provides DSL, wireless and website building and hosting services.

ARM Securities Corporation

 ARM Securities Corporation ("ARM Securities") is registered with the SEC as a broker-dealer and is registered with the NASD. Acquired from ARM Financial Group, Inc., a Louisville, Kentucky corporation in May of 2000, this broker-dealer offers mutual funds and insurance products to the public through approximately 60 registered representatives. ARM Securities' primary source of revenue is commission revenue in connection with sales of shares of mutual funds and insurance products. ARM Securities also earns 12b-1 fees paid by the distributors of these products. Commission revenues constitute 43% of our consolidated revenues in 2000.

DESCRIPTION OF BUSINESS

Investment Advisory Services

 ND Money Management and Ranson act as the investment advisor to the Integrity Mutual Funds and Ranson Managed Portfolios, respectively, pursuant to investment advisory agreements with such Funds. ND Money Management and Ranson generally supervise and implement the Funds' investment activities, including deciding which securities to buy and sell. They also decide which broker-dealers through, or with which, to effect Fund securities transactions.

 Generally, each Fund pays ND Money Management or Ranson an investment advisory fee payable monthly based on the Fund's net assets. Annual investment advisory fees under the various investment advisory agreements are 0.50% of assets under management in the case of Ranson Managed Portfolios, 0.90% of assets under management in the case of Integrity Fund of Funds and Integrity Small-Cap Fund of Funds and 0.60% of assets under management for the remaining Funds managed by ND Money Management. Investment advisory fees are generally voluntarily waived or reduced, and other Fund expenses may be absorbed by the investment advisor for a period of time to ensure that the Funds have competitive fee structures.

 The investment advisory agreements pursuant to which ND Money Management and Ranson provide investment advisory services continue in effect for successive annual periods as long as such continuance is approved annually by (a) either
(i) a majority vote cast in person at a meeting of the relevant Fund's Board of Directors or Trustees called for that purpose, or (ii) a vote of the holders of a majority of the relevant Fund's outstanding voting securities, and (b) a majority of the relevant Fund's directors or trustees who are not parties to the investment advisory agreement or interested persons of the Funds or us within the meaning of the Advisers Act.

 Either party may terminate the investment advisory agreement without penalty after specified written notice. Each investment advisory agreement also automatically terminates in the event of its "assignment" as defined in the Advisers Act. The termination of one or more investment advisory agreements between ND Money Management or Ranson and the Funds would have a material adverse impact on us. To date, no such investment advisory agreements have been terminated.

 Investment advisory fees constituted 23% of our consolidated revenues in 2000.

Transfer Agency, Dividend Disbursement and Administrative Services

 Transfer agency, dividend disbursement and other shareholder administrative services are provided to the Funds and other clients by ND Resources. ND Resources receives fees from the Funds and others for providing such services. As of December 31, 2000 such fees ranged from 0.09% to 0.16% per annum of assets under management/service, depending on the size of the Fund. In addition, ND Resources provides accounting services to the Funds for which it charges a base fee and an asset based charge ranging from 0.01% to 0.05% per annum of assets under management/service depending on the size of the Fund.

Transfer agency, dividend disbursement, and administrative services fees constituted 11% of our consolidated revenues in 2000.

Distribution of Fund Shares

 ND Capital acts as the principal underwriter and distributor of shares of ND Tax-Free Fund, Montana Tax-Free Fund, South Dakota Tax-Free Fund, Integrity Fund of Funds, and Integrity Small-Cap Fund of Funds pursuant to distribution agreements with such Funds. Pursuant to distribution agreements, Ranson acts as the principal underwriter and distributor of shares of the Ranson Managed Portfolios. The distribution agreements generally provide that ND Capital and Ranson shall distribute Fund shares and pay the expenses thereof. Fund shares are sold primarily by broker-dealers with whom ND Capital and Ranson Capital have entered into dealer sales agreements. ND Capital also sells a limited number of Fund shares directly to investors. We market our Funds primarily to the residents of the rural states in which our Funds invest in local bond issues.

 Shares of Ranson Managed Portfolios are sold subject to FESLs ranging from maximums of 2.75% (with respect to Kansas Insured Intermediate Fund) to 4.25% (with respect to each of the other Ranson Managed Portfolios) of the public offering price. The applicable FESL is reduced as the amount invested increases and is waived for certain categories of investors. ND Capital or Ranson (as applicable) earns the underwriter's portion of the FESL in connection with sales of such Funds' shares effected by other broker-dealers.

 Shares of ND Tax-Free Fund, Montana Tax-Free Fund, and South Dakota Tax-Free Fund purchased as Class A shares, which were introduced in January 2000, are subject to a maximum FESL of 4.25% of the public offering price. Shares of ND Tax-Free Fund, Montana Tax-Free Fund, South Dakota Tax-Free Fund, Integrity Fund of Funds, and Integrity Small-Cap Fund of Funds purchased as Class B shares are not subject to a FESL at the time of purchase but are subject to a maximum CDSC of 4%, with respect to all of such Funds (except for Integrity Fund of Funds and Integrity Small-Cap Fund of Funds) and 1.5%, with respect to Integrity Fund of Funds and Integrity Small-Cap Fund of Funds, of the amount redeemed if shares are redeemed within 5 years after their purchase. The CDSC is not imposed on shares redeemed after such 5 year period. The CDSC imposed by ND Tax-Free Fund, Montana Tax-Free Fund and South Dakota Tax-Free Fund ranges in steps from 4% during the first 2 years to 1% during the 5th year after the purchase date. The entire CDSC is earned by ND Capital in connection with redemptions subject to the CDSC.

 Shares subject to the CDSC (Class B shares) would automatically convert to Class A shares (and would no longer be subject to the higher Rule 12b-1 fees) approximately 8 years after the date on which such Class B shares were purchased. The conversion would be made based on the relative net asset values of Class A and Class B shares, without imposing any load, fee or other charge. The fact that the new shares earn a lower 12b-1 fee could have an adverse effect on revenues.

 Each of the Funds (other than Kansas Insured Intermediate Fund and Integrity Fund of Funds) has adopted a Rule 12b-1 plan pursuant to which ND Capital or Ranson (as applicable) earns Rule 12b-1 fees in connection with its distribution of Fund shares. Rule 12b-1 fees are .25% per annum of the Fund's average net assets (with respect to the applicable Ranson Managed Portfolios), and .75% per annum of the Fund's average net assets (with respect to ND Tax-Free Fund, Montana Tax-Free Fund, South Dakota Tax- Free Fund and Integrity Small-Cap Fund of Funds.). ND Capital previously through 2000 waived Rule 12b-1 fees for ND Tax-Free Fund, Montana Tax-Free Fund and South Dakota Tax-Free Fund in excess of .50% per annum. ND Capital and Ranson (as applicable) currently pay other broker-dealers 12b-1 shareholder servicing fees of between .10% and
 .20% per annum on shareholder accounts of such broker-dealers. ND Capital retains Rule 12b-1 fees in excess of such amounts.

 The 12b-1 Plans are established for an initial term of one year. Thereafter, they must be approved annually by the Board of Directors or trustees, including a majority of the disinterested directors or trustees of each Fund. Each Plan is subject to termination at any time by a majority of the Fund's disinterested directors or trustees or by the Fund's shareholders.

 FESL, CDSC and Rule 12b-1 plan revenues constituted 14% of our consolidated revenues in 2000.

Brokerage Commissions

 ARM Securities' primary source of revenue is commission revenue in connection with sales of shares of mutual funds and insurance products. ND Capital and Ranson Capital also earn commission revenue in connection with sales of shares of outside mutual funds and when acting as a broker in effecting other securities transactions. Commission revenues constitute 43% of our consolidated revenues in 2000.

Internet Revenues

 Magic Internet operates as an internet service provider to individuals and businesses in the local Minot, North Dakota, calling area. Magic Internet provides subscribers with full support including servicing hardware and technical support for software problems. Magic Internet also provides DSL, wireless and website building and hosting services. Internet revenues constitute 9% of our consolidated revenues in 2000.



REGULATION

 Virtually all aspects of our businesses are subject to various complex and extensive federal and state laws and regulations. Regulated areas include, but are not limited to, the effecting of securities transactions, the financial condition of our subsidiaries, record keeping and reporting procedures, relationships with clients, and experience and training requirements for certain employees. Our subsidiaries are registered with various federal and state government agencies, including the Securities and Exchange Commission (the "SEC"), as well as the National Association of Securities Dealers (the "NASD"), a self-regulatory industry organization.

 ND Capital, Ranson and ARM Securities are registered broker-dealers, subject to extensive regulation by the SEC, the NASD and state agencies in those states in which ND Capital, Ranson and ARM Securities conduct business. As broker-dealers, ND Capital, Ranson and ARM Securities are subject to the Uniform Net Capital Rule promulgated by the SEC under the Securities Exchange Act of 1934. This rule requires that a broker-dealer must maintain certain minimum net capital and that its aggregate indebtedness may not exceed specified limitations. ND Money Management and Ranson are registered with the SEC as investment advisors under the Investment Advisers Act of 1940 and are subject to regulation thereunder and certain state laws. The Funds are also subject to extensive regulation under the Investment Company Act of 1940 and, along with ND Money Management, ND Capital, Ranson and ARM Securities, are subject to periodic examinations by the SEC and NASD.

 Federal and state laws and regulations, and the rules of the NASD, grant broad powers to such regulatory agencies and organizations. These include the power to limit, restrict or prevent the Company from carrying on its business if it fails to comply with such laws, regulations and rules. Other possible sanctions that may be imposed include the suspension of individual employees, restrictions on the Company expanding its business or paying cash dividends, the revocation of the investment advisor, broker dealer or transfer agent registrations, expulsions, censures and/or fines.

 Following routine books and records examinations by the SEC in 1997, ND Money Management, Ranson Capital, and the Funds received deficiency letters from the SEC staff that outlined various compliance issues. ND Money Management, Ranson Capital, and the Funds responded to the letters and have implemented additional procedures designed to ensure future compliance with applicable laws and regulations. In late 1999, ND Money Management, Ranson Capital, and the Funds were notified that the Central Regional Office of the SEC had commenced a formal investigation regarding the few remaining issues raised in the aforementioned letters. Recently, following further document production and correspondence with the SEC, ND Money Management, Ranson Capital, and the Funds have been notified that the SEC has completed their investigation. ND Money Management, Ranson Capital, and the Funds are now in the process of reaching a suitable resolution with the SEC. We have incurred and anticipate that we will continue to incur additional legal and other expenses in the future to ensure compliance. The extent of such expenses, however, is not presently determinable.

 To the extent that existing or future regulations affecting the sale of Fund shares or their investment strategies cause or contribute to reduced sales of Fund shares or impair the investment performance of the Funds, our aggregate assets under management and its revenues might be adversely affected.

 Since 1993, the NASD rules have limited the amount of aggregate sales charges which may be paid in connection with the purchase and holding of investment company shares sold through broker-dealers. The effect of the rule might be to limit the amount of fees that could be paid pursuant to a Fund's 12b-1 Plan in a situation where a Fund has no, or limited, new sales for a prolonged period of time.

 The officers, directors and employees of the Company may from time to time own securities that are also owned by one or more of the Funds. Our internal policies with respect to individual investments by employees, including officers and directors who are employed by us, require prior clearance and reporting of some transactions and restrict certain transactions so as to reduce the possibility of conflicts of interest.

Management's  Discussion  of  Operations

The securities of the Company are speculative and involve a high degree of risk, including, but not necessarily limited to, the factors affecting operating results described in the Form 10KSB for the year ended December 31, 2000 and other filings with the SEC. The statements which are not historical facts contained in this filing, including statements containing words such as "believes," "expects," "intends," "estimates," "anticipates," or similar expressions, are "forward looking statements" (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties.

The foregoing and subsequent discussion contains certain forward-looking statements within the meaning of Section 27A of the Securities A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include the plans and objectives of management for future operations, including plans and objectives relating to the possible further capitalization and future acquisitions of telecommunications, computer related or other cash flow business. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Form S-8 filing will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

GENERAL

ND Holdings derives the majority of its revenues and net income from providing investment management, distribution, shareholder services, accounting and related services to the Funds and others. ARM Securities provides another substantial portion of revenue through its sales of mutual fund, variable insurance products and fixed insurance products. The majority of the Company's assets under management consist of single-state municipal bond funds for the states of North Dakota, South Dakota, Montana, Kansas, Nebraska, and Oklahoma.

ND Holdings, Inc. is a holding company which operates in three business segments, 1) as an investment adviser, distributor and provider of administrative service to sponsored and non-proprietary mutual funds, 2) as an internet service provider for Minot and surrounding area and 3) as a broker-dealer. Refer to Segment Information in Note 12 of the Audited Statements.


                     ASSETS UNDER MANAGEMENT/SERVICE
                        By Investment Objective
                             In Millions

As of December 31,                           2000      1999      1998
----------------------------------------------------------------------
FIXED-INCOME
Tax-Free                                   $ 301.0   $ 319.2   $ 330.2
Taxable (Corporate/Government)                 0.0       0.0       0.0
----------------------------------------------------------------------

TOTAL FIXED-INCOME                         $ 301.0   $ 319.2   $ 330.2
----------------------------------------------------------------------

EQUITY
Fund of Funds                              $  19.6   $  22.1   $  20.0
----------------------------------------------------------------------

TOTAL SPONSORED MUTUAL FUNDS               $ 320.6   $ 341.3   $ 350.2
----------------------------------------------------------------------
Investors Research Fund                    $  16.3   $  22.8   $  24.4
----------------------------------------------------------------------
TOTAL ASSETS UNDER MANAGEMENT/SERVICE      $ 336.9   $ 364.1   $ 374.6
======================================================================

A substantial portion of the Company's revenues depend upon the amount of assets under its management/service. Assets under management/service can be affected by the addition of new funds to the group, the acquisition of another investment management company, purchases and redemptions of mutual fund shares and investment performance, which may depend on general market conditions. Assets under the Company's management/service decreased by $27.2 million (7.5%) in 2000 and decreased by $10.5 million (2.8%) in 1999. Fixed income assets decreased by 5.7% in 2000 compared to the 1999 decrease of 3.3%. Fixed income assets account for 89.3% of the total assets under management/ service in 2000 and 87.7% in 1999. Equity assets decreased by 11.3% in 2000 compared to the 1999 increase of 10.5%. Equity assets account for 5.8% of total assets under management/service in 2000 and 6.1% in 1999. Investors Research Fund represents 4.8% in 2000 and 6.3% in 1999 of total assets under management/service.



RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, amounts included in the Consolidated Statements of Operations of ND Holdings, Inc. and the percentage change in those amounts from period to period.

                                                                                       Variance  Variance
                                                                                        2000 to   1999 to
                                        2000              1999               1998         1999      1998
                                      --------------------------------------------------------------------
OPERATING REVENUES
   Fee income                        $ 3,144,428        $ 3,610,959        $ 3,504,684   (12.9)%     3.0%
   Commissions                         3,515,600            991,063            934,224   254.7%      6.1%
   Internet revenues                     668,980            159,037                      320.6%
                                     ---------------------------------------------------------------------
        Total revenue                $ 7,329,008        $ 4,761,059        $ 4,438,908    53.9%      7.3%
                                     ---------------------------------------------------------------------

OPERATING EXPENSES
   Compensation and benefits         $ 1,464,483        $ 1,159,985        $   825,195    26.3%     40.6%
   Commission Expense                  2,796,545            817,055            716,794   242.3%     14.0%
   General and administration exp      1,592,669          1,120,331          1,142,487    42.2%     (2.0)%
   Sales commissions amortized           587,740            599,263            630,603    (1.9)%    (5.0)%
   Depreciation and amortization         601,824            477,967            440,386    25.9%      8.5%
                                     --------------------------------------------------------------------
        Total operating expenses     $ 7,043,261        $ 4,174,601        $ 3,755,465    68.7%     11.2%
                                     --------------------------------------------------------------------

OPERATING INCOME                     $   285,747        $   586,458        $   683,443   (51.3)%   (14.2)%
                                     --------------------------------------------------------------------

OPERATING INCOME (EXPENSES)
   Interest and other income         $   206,888        $   127,983        $    79,043    61.7%     61.9%
   Interest expense                     (251,068)          (192,862)          (104,527)   30.2%     84.5%
                                     --------------------------------------------------------------------
         Net other income(expense)   $   (44,180)       $   (64,879)       $   (25,484)  (31.9)%   154.6%

INCOME BEFORE INCOME
TAX EXPENSE                          $   241,567        $   521,579        $   657,959   (53.7)%   (20.7)%

INCOME TAX EXPENSE                      (232,830)          (326,833)          (405,240)  (28.8)%   (19.3)%
                                     --------------------------------------------------------------------

NET INCOME BEFORE MINORITY
INTEREST AND CUMULATIVE EFFECT
OF AN ACCOUNTING CHANGE              $     8,737        $   194,746        $   252,719   (95.5)%   (22.9)%

MINORITY INTEREST, NET OF TAX             31,667             11,329                  0   179.5%

CUMULATIVE EFFECT OF AN ACCOUNTING
CHANGE, NET OF TAX                             0           (373,455)                 0
                                     --------------------------------------------------------------------

NET INCOME (LOSS) AFTER MINORITY
INTEREST AND CUMULATIVE EFFECT
OF AN ACCOUNTING CHANGE               $   40,404         $  (167,380)       $   252,719 (124.1)%  (166.2)%
                                     ====================================================================
Earnings (Loss) per share                    .01                (.02)               .03

OPERATING REVENUES

Total operating revenues for 2000 were $7.3 million, an increase of 53.9% from $4.8 million for 1999. The increase in operating revenues is primarily attributable to the commission revenues of $3.0 million from ARM Securities acquired effective May 1, 2000.

Total operating revenues for 1999 were $4.8 million, an increase of 7.3% from $4.4 million for 1998. 1999 fee income increased over 1998 by 3.0%. The increase in fee income is due to the phase in of fees charged to The Nebraska Municipal Fund and The Oklahoma Municipal Fund.

Fee income for 2000 is $3.1 million a 12.9% decrease from $3.6 million for 1999. The decrease in fee income is due to the decrease in assets under management/service and to a lesser extent from the reduction in fees charged to Class A shares converted from Class B shares. Beginning January 2000, ND Tax-Free Fund, Inc., Montana Tax-Free Fund, Inc., and South Dakota Tax-Free Fund, Inc. issued another class of shares, Class A shares with FESLs. These shares are subject to a maximum front-end sales load of 4.25% scaled down to
 .75% minimum as the investment amount increases. Shares subject to the CDSC (Class B shares) automatically convert to Class A shares (and would no longer be subject to the higher Rule 12b-1 fees) approximately 8 years after the date on which such Class B shares were purchased. The conversion would be made based on the relative net asset values of Class A and Class B shares, without imposing any load, fee or other charge. This trend will continue as more
Class B shares are converted to Class A shares. 1999 fee income increased over 1998 by 3.0%. The increase in fee income is due to the phase in of fees charged to The Nebraska Municipal Fund and The Oklahoma Municipal Fund.

Commission income includes, ARM Securities commissions and 12b-1 fees associated with the sale of mutual funds and insurance products, ND Capital and Ranson underwriting fees associated with sales of the FESL funds, commissions earned by registered representatives of ND Capital, and commissions earned by ND Capital acting as agent to the Funds for the purchase of certain investment securities. Commission income for December 31, 2000 was $3.5 million, a 254.7% increase from the $1.0 million for 1999. $3.0 million of the 2000 commission income comes from the May 1, 2000 acquisition of ARM Securities Corporation. Commission income earned by ND Capital and Ranson Capital are down 49.8% for 2000 compared to 1999. This decrease is related to an extraordinary 1999 commission sale and to a lesser extent a continuing shift by investors from tax-free fixed income funds to equity funds. 1999 commission income is a 6.1% increase over 1998 due to increased commissions earned by ND Capital.

Internet revenues increased 320.6% for 2000 compared to 1999. On October 1, 1999, the Company formed a corporation called Magic Internet Services, Inc. At the same time, the newly formed subsidiary of the Company acquired all the assets of Magic Internet Services (a North Dakota partnership). The corporation provides internet services to several businesses as well as the general public for a fee. The acquisition of Magic Internet allows for additional revenues, provides another source for internet service in case of disruption of service (redundancy), assists in providing information over the internet and provides a potential new delivery system of mutual fund shares. In 1999, internet revenues accounted for almost half of the increase in operating revenues.

OPERATING EXPENSES

Total operating expenses increased 68.7% for 2000 compared to 1999. 1999 operating expenses were an increase of 11.2% compared to 1998. The variances relate to several of the major expense categories as described in the paragraphs that follow.

Compensation and benefits increased 26.3% in 2000 compared to 1999. Compensation and benefits related to the ARM Securities acquisition are 18.9% of the increase. The balance of the increase relates to Magic Internet Services, acquired October 1, 1999, having a complete year of expense.

Compensation and benefits increased 40.6% in 1999 compared to 1998. Salaries and taxes account for 51% of the increase due in part to the Magic Internet Services, Inc. employees and an increase in employees for the transfer agent and accounting services department. An ESOP contribution of $138,608 accounted for another 41% of the 1999 increase. Health insurance expense accounts for the balance of the 1999 increase where by the Company is incurring higher costs for 1999.

Commission expense for December 31, 2000 is a 242.3% increase over 1999. Commission expense for December 31, 1999 is a 14.0% increase over 1998. The commission expense increase for 2000 and 1999 is directly related to the increase in commission income.

General and administrative expense for 2000 is an increase of 42.2% over 1999. General and administrative expense related to the ARM Securities acquisition are 15.3% of the increase over 1999. The balance of the increase relates to Magic Internet Services, acquired October 1, 1999, having a complete year of expense. Total general and administration expense for 1999 decreased 2.0% compared to 1998.

Sales commissions paid to brokers and dealers in connection with the sale of shares of the Funds sold without a FESL are capitalized and amortized on a straight line basis over a period not exceeding nine years, which approximates the period of time during which deferred sales commissions are expected to be recovered from distribution plan payments received from various Funds and management's estimate of the average life of investors' accounts in the Integrity Mutual Funds. Contingent deferred sales charges ("CDSC") CDSCs received by the Company are recorded as a reduction of unamortized deferred sales commissions. Amortization of deferred sales commissions decreased 1.9% and 5.0% in 2000 and 1999 respectively. The 2000 decrease is related to a reduction of new sales charges to amortize for 2000. The 1999 decrease is directly related to the Integrity Fund of Funds, Inc. discontinuing amortization of their sales commissions and expensing them as incurred. In 1998, the Financial Accounting Standards Board (FASB) ruled that costs incurred by an investment advisor for the distribution of shares of a fund that did not have a 12b-1 plan and CDSC had to be expensed rather than capitalized. The ruling was effective for costs incurred after July 23, 1998.

Depreciation and amortization increased 25.9% and 8.5% in 2000 and 1999, respectively. The increase for 2000 is for the ARM Securities acquisition and the result of management's commitment to technology and systems to better serve its funds. The 1999 increase is for equipment, goodwill and a covenant not to compete related to Magic Internet Services.

OTHER INCOME (EXPENSES)

2000 interest and other income increased 61.7% over 1999 due to the increased interest income earned from cash on hand and the ARM Securities acquisition.

1999 interest and other income increased 61.9% over 1998 due to rental income earned as a result of the building purchase in December 1998.

Interest expense for 2000 is a 30.2% increase over 1999 due to interest owed on Subordinate Debentures sold July through December 2000.

Interest expense for 1999 is a 84.5% increase over 1998 due to interest owed on Corporate Notes sold April through November 1999.

INCOME TAX (EXPENSE) BENEFIT

The Company's effective tax rate differs from the U.S. Statutory rate primarily due to nondeductible amortization expenses incurred as a result of the Ranson acquisition. The Company's effective tax rates for 2000, 1999 and 1998 were 96%, 63% and 62% respectively. The effective rate will continue to reflect the nondeductible amortization associated with the investment adviser's agreement acquired in the Ranson acquisition, which has a remaining life of 16 years. Amortization of the non-compete agreement was complete at December 31, 1998.

Effective for 1998, the Company is expensing deferred sales commissions as incurred for income tax purposes. The Company will continue to capitalize and amortize the commissions for financial reporting purposes. The effect of the change will create timing differences between when the commissions are deducted for income tax purposes and expenses as amortization for financial reporting purposes. Deferred tax assets or deferred tax liabilities will result from these timing differences.

FINANCIAL CONDITION

At December 31, 2000, the Company's assets aggregated $12.8 million, an increase of 5.6% from $12.1 million in 1999, due to an increase in cash and cash equivalents, cash segregated for the exclusive benefit of customers, securities available-for-sale, accounts receivable, prepaids and property and equipment. Stockholders equity was relatively unchanged from December 31, 2000 compared to December 31, 1999.

Cash provided by operating activities was $1,189,867 in 2000, an 18.8% decrease from $1,465,030 in 1999. During the year ended December 31, 2000, the Company used net cash of $785,496 for investing activities. $364,761 was for the purchase of ARM Securities, $232,605 for remodeling of the second floor of the building for Magic Internet, $132,820 for purchase of equipment, and $55,310 for investment in Class A shares of the Montana Tax-Free Fund, South Dakota Tax-Free Fund and Integrity Small-Cap Fund of Funds. Net cash flow provided by financing activities during the year was $261,047, the net effect of $525,000 in proceeds received from a subordinate debenture offering and $100,890 in proceeds received from repayment of an ESOP receivable, less $223,488 for repayment of debt and $141,355 for the purchase of the Company's common stock, pursuant to a program approved by its Board of Directors in November 1997 to repurchase up to $2,000,000 of its Common Stock from time to time in the open market.

At December 31, 1999, the Company's assets aggregated $12.1 million, an increase of 10.9% from $10.9 million in 1998, due to an increase in cash and cash equivalents, property and equipment, and goodwill. Stockholders' equity decreased to $8.4 million at December 31, 1999 compared to $9.1 million at the end of 1998, the result of the net loss of $167,380, the net purchase of $394,937 of the company stock and the receivable of unearned ESOP shares of $100,890.

Cash provided by operating activities was $1,465,030 in 1999, an increase of 34.8% from $1,086,908 in 1998. During the year ended December 31, 1999, the Company used net cash of $665,624 for investing activities for the purchase of the Magic Internet Services, Inc. equipment, non compete covenant and goodwill and the purchase of an investment advisory agreement. Net cash flow provided by financing activities during the year was $93,154, the net effect of $962,000 in proceeds received from a corporate note offering and $500,000 from bank proceeds, less the purchase of $657,435 of the Company's common stock, pursuant to a program approved by its Board of Directors in November 1997 to repurchase up to $2,000,000 of its Common Stock from time to time in the open market and $711,411 repayment of debt.

FORWARD-LOOKING STATEMENTS

When used herein, in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases and in other Company-authorized written or oral statements, the words and phrases "can be", "expects," "anticipates," "may affect," "may depend," "believes," "estimates" or similar expressions are intended to identify "forward-looking-statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Such statements are subject to certain risks and uncertainties, including those set forth in this "Forward-Looking Statements" section, that could cause actual results for future periods to differ materially from those presently anticipated or projected. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date of such statements.

The Company derives substantially all of its revenues from two sources, commission revenue earned in connection with sales of shares of mutual funds, variable insurance products and fixed insurance products, fees relating to the management of, and provision of services to, the Funds and other clients. The fees earned by the Company are generally calculated as a percentage of assets under management/service. If the Company's assets under management/service decline, or do not grow in accordance with the Company's plans, fee revenues and earnings would be materially adversely affected. Assets under management/ service may decline because redemptions of Fund shares exceed sales of Fund shares, or because of a decline in the market value of securities held by the Funds, or a combination of both.

In seeking to sell Fund shares, and market its other services, the Company operates in the highly competitive financial services industry. The Company competes with approximately 8,000 open-end investment companies which offer their shares to the investing public in the United States. In addition, the Company also competes with the financial services and other investment alternatives offered by stock brokerage and investment banking firms, insurance companies, banks, savings and loans associations and other financial institutions, as well as investment advisory firms. Most of these competitors have substantially greater resources than the Company. The Company sells Fund shares principally through third party broker-dealers. The Company competes for the services of such third party broker-dealers with other sponsors of mutual funds who generally have substantially greater resources than the Company. Banks in particular have increased, and continue to increase, their sponsorship of proprietary mutual funds distributed through third party distributors. Many broker-dealer firms also sponsor their own proprietary mutual funds which may limit the Company's ability to secure the distribution services of such broker-dealer firms. In seeking to sell Fund shares, the Company also competes with increasing numbers of mutual funds which sell their shares without the imposition of sales loads. No-load mutual funds are attractive to investors because they do not have to pay sales charges on the purchase or redemption of such mutual funds' shares. This competition may place pressure on the Company to reduce the FESLs and CDSCs charged upon the sale or redemption of Fund shares. However, reduced sales loads would make the sale of Fund shares less attractive to the broker-dealers upon whom the Company depends for the distribution of Fund shares. In the alternative, the Company might itself be required to pay additional fees, expenses, commissions or charges in connection with the distribution of Fund shares which could have a material adverse effect on the Company's earnings. The ability of the Company to sell Fund shares may also be affected by general economic conditions including, among other factors, changes in interest rates and the inflation rate. Interest and inflation rate changes may particularly impact the flow of money into mutual funds which invest in fixed-income securities. Each of the Funds except Integrity Fund of Funds and Integrity Small-Cap Fund of Funds invests substantially all of its assets in fixed-income securities.

General economic conditions, including interest and inflation rate changes, may also adversely affect the market value of the securities held by the Funds, thus negatively impacting the value of assets under management, and hence the fees earned by the Company. The fact that the investments of each Fund (except Integrity Fund of Funds and Integrity Small-Cap Fund of Funds) are geographically concentrated within a single state makes the market value of such investments particularly vulnerable to economic conditions within such state. In addition, the states in which the investments of the Funds as a group are concentrated are themselves concentrated in certain regions of the United States. The Company's fee revenues may therefore be adversely affected by economic conditions within such regions.

Sales of Fund shares with FESLs provide current distribution revenue to the Company in the form of the Company's share of the FESLs and distribution revenue over time in the form of 12b-1 payments. Sales of Fund shares with CDSCs provide distribution revenue over time in the form of 12b-1 payments and, if shares are redeemed within 5 years, CDSCs. However, the Company pays commissions on sales of Fund shares with CDSCs, reflects such commissions as a deferred expense on its balance sheet and amortizes such commissions over a period of up to nine years, thereby recognizing distribution expenses. Therefore, to the extent that sales of Fund shares with CDSCs increases over time relative to sales of shares with FESLs, current distribution expenses may increase relative to current distribution revenues in certain periods, which would negatively impact the Company's earnings in such periods. In addition, the Company may need to find additional sources of funding if existing cash flow and debt facilities are insufficient to fund commissions payable to selling broker-dealers on CDSC shares.


 (b)   Liquidity and Capital Resources

At December 31, 2000, the Company's liquid assets totaled $2,744,999, including $2,600,157 of cash and cash equivalents, as compared to $2,034,739 of which $1,934,739 represented cash and cash equivalents, at December 31, 1999. On January 29, 2001 the Company paid out $999,934 for 799,947 shares of the Company's common stock, pursuant to its self tender offer that commenced on December 21, 2000.

At December 31, 1999, the Company's liquid assets totaled $2,034,739, including $1,934,739 of cash and cash equivalents, as compared to $1,143,179 of which $1,042,179 represented cash and cash equivalents, at December 31, 1998.

Although the Company has historically relied upon sales of its Common Stock and debt instruments for liquidity and growth, management believes that the Company's existing liquid assets, together with the expected continuing cash flow from operations will provide the Company with sufficient resources to meet its cash requirements during the next twelve months. Management expects that the principal needs for cash will be to advance sales commissions on Funds subject to CDSCs, acquire additional investment management firms, repurchase shares of the Company's Common Stock and service debt. The Company is required under the terms of its debentures, which mature September 1, 2002, to make semi-annual interest payments of approximately $47,500 in March and September. The Company also is required under the terms of its corporate notes, which mature June 30, 2004, to make annual interest payments of approximately $96,200 in July. In addition, the Company is required under the terms of its subordinate debentures, which mature June 30, 2005, to make semi-annual interest payments of approximately $63,000 in January and July.

Competition

The financial services industry is highly competitive. Industry sources indicate that there are approximately 8,000 open-end investment companies of varying sizes, investment objectives and policies which offer their shares to the investing public in the United States. Since its inception, we have competed with numerous larger, more established mutual fund management organizations. We are also in competition with the financial services and investment alternatives offered by stock brokerage firms, insurance companies, banks, savings and loans associations and other financial institutions, as well as investment advisory firms. We sell Fund shares principally through third party broker-dealers. We compete for the services of such third party broker-dealers with other sponsors of mutual funds who generally have substantially greater resources than the Company. Banks in particular have increased, and continue to increase, their sponsorship of proprietary mutual funds distributed through third party distributors. Many broker-dealer firms also sponsor their own proprietary mutual funds which may limit our ability to secure the distribution services of such broker-dealer firms. In seeking to sell Fund shares, we also compete with increasing numbers of mutual funds which sell their shares without the imposition of sales loads. No-load mutual funds are attractive to investors because they do not have to pay sales charges on the purchase or redemption of such mutual funds' shares. This competition may place pressure on us to reduce the FESLs and CDSCs charged upon the sale or redemption of Fund shares. However, reduced sales loads would make the sale of Fund shares less attractive to the broker-dealers upon whom we depend for the distribution of Fund shares. In the alternative, the Company might itself be required to pay additional fees, expenses, commissions or charges in connection with the distribution of Fund shares which could have a material adverse effect on our earnings.

 We also participate in another highly competitive sector of the financial services industry, retail brokerage. We compete directly with full-service stock brokerage firms, banks, regional broker-dealers and other independent broker-dealers. Each of these competitors offer to the public many of the same investment products offered by us. Further, other broker-dealers providing the same services heavily recruit the representatives transacting business through us. This competition forces us to maintain high levels of support services and commission payouts for these representatives. These high levels of service and payouts could have a material adverse effect on our earnings.

Employees

As of December 31, 2000, we had 36 full-time employees and 7 part-time employees, consisting of officers, investment management, securities distribution, shareholder services, data processing, compliance, accounting and clerical support staff.

Facilities

Our principal offices are located at 1 North Main Street, Minot, North Dakota, and our telephone number at that address is (701) 852-5292.

 The Company operates all of its business, except ARM Securities, out of its location at 1 North Main, Minot, North Dakota in which it occupies approximately 14,200 square feet of office space in a 28,000 square foot building with an adjacent 100'x140' parking lot. We purchased the office building for $700,000 on December 31, 1998. As of December 31, 2000 we owed $482,851 on the 5 year loan. We also lease two locations which are fully utilized in our operations, 1,110 square feet at One South Minnesota, New Ulm, Minnesota and 5,292 square feet at 1550 East Shaw Avenue, Suite 120, Fresno, California for the ARM Securities broker-dealer operations. The office space owned and leased by the Company is adequate for our current needs.

RISK  FACTORS

In this section we highlight some of the risks associated with NDHI's business and operations. Prospective investors should carefully consider the following risk factors when evaluating an investment in the common stock offered by this Reoffer Prospectus.

The securities of the Company are speculative and involve a high degree of risk, including, but not necessarily limited to, the factors affecting operating results described below. The statements which are not historical facts contained in this filing, including statements containing words such as "believes," "expects," "intends," "estimates," "anticipates," or similar expressions, are "forward looking statements" (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties including, but not limited to, the factors set forth below (see also "Forward Looking Statements").

Management of Growth and Attraction and Retention of Key Personnel. Management of the Company's growth may place a considerable strain on the Company's management, operations and systems. The Company's ability to execute any future business strategy will depend in part upon its ability to manage the demands of a growing business. Any failure of the Company's management team to effectively manage growth could have a material adverse effect on the Company's business, financial condition or results of operations. The Company's future success depends in large part on the continued service of its key management personnel. The Company believes that its future success also depends on its ability to attract and retain skilled technical, managerial and marketing personnel. Competition for qualified personnel is intense. The Company has from time to time experienced difficulties in recruiting qualified personnel. Failure by the Company to attract and retain the personnel it requires could have a material adverse effect on the financial condition and results of operations of the Company.

Lack of Dividend History. No Dividends. The Company has never paid dividends on its Common Stock and intends to utilize any earnings for growth of its business. Therefore, the Company does not intend to pay cash dividends for the foreseeable future. This lack of dividends and a dividend history may adversely affect the liquidity and value of the Company's Common Stock.

Limited Operating History. We have a limited operating history having been first organized on October 27, 1987. ND Capital began operating as a broker/ dealer on December 9, 1988. ND Money Management, Inc. began operating as an Investment Advisor on November 21, 1988. ND Resources began operating as a Transfer Agent on April 23, 1993. On January 5, 1996, we became the manager of the "Ranson Managed Portfolios" through the acquisition of Ranson Capital Corporation, a NASD member broker/dealer and the investment advisor and
manager for the four "Ranson Managed Portfolios".   On May 25, 2000 we acquired
ARM Securities, Inc. and commenced retail brokerage services. We have experienced net losses in one out of the past five years. We have historically funded our activities principally through the issuance of Common Stock or debt. No assurance can be given that we will be able to raise additional capital in the future to finance the continuation of its activities.

Dependence on Key Clients. We presently provide mutual fund administration and distribution services to nine affiliated mutual funds (the "Funds"). These Funds have entered into contracts with us which typically expire within one to three years. No assurance can be made that the funds will remain clients of the Company upon expiration or termination of the various administration and distribution agreements. The loss of the Funds as Company clients would have a material adverse effect on us.

Economic Dependence on Limited Lines of Business. We derive most of our income from two lines of business. One being the providing of investment management, distribution, shareholder services, accounting and related services to the Funds and other clients. The other provides order processing, regulatory oversight, concession processing, and other related services to registered securities representatives transacting securities business for their clients. As a result, the Company is economically dependent on the Funds, the representatives and others for substantially all of its revenue and income. These businesses are conducted through wholly-owned subsidiary companies. Revenues generated by the subsidiaries supporting activities surrounding the Funds are derived primarily from fees based on the level of assets under management. Revenues generated by the support of securities sales are derived primarily through a sharing of sales concessions paid by the products being sold to clients.

Dependence upon Subsidiaries for Operations and Cash Flow. The Tailored Exchange Notes are obligations exclusively of the Company. Since the operations of the Company are currently conducted through subsidiaries, the cash flow and the consequent ability to service debt, including the Tailored Exchange Notes, of the Company, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Tailored Exchange Notes or to make any funds available therefore, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

Dependence on Key Personnel. We are dependent in a large part on the personal efforts of Robert E. Walstad, the President and Chairman of the Board of the Company, and Peter A. Quist, Vice President of the Company as well as a group of senior management personnel. The loss or unavailability of any of these persons could have a material adverse effect on us. The Company's success will also depend on its ability to attract and retain highly skilled personnel in all areas of its business. There can be no assurance that we will be able to attract and retain personnel on acceptable terms in the future. We have key man insurance policies on Mr. Walstad in the amount of $500,000, and Mr. Quist in the amount of $300,000. Loss of any of these individual's services would likely have a material adverse effect on our business.

Compliance Requirements and Regulatory Penalties for Noncompliance. Various aspects of our business are subject to federal and state regulation as well as "self regulatory" authorities which, depending on the nature of any noncompliance, may result in the suspension or revocation of licenses or registration, including broker/dealer, investment advisor and transfer agent licenses and registrations, as well as the imposition of civil fines and criminal penalties. Failure by the Company or any of its employees to comply with such regulations or with any of the laws, rules or regulations of Federal, State or industry authorities (principally the NASD and SEC) could result in censure, imposition of fines or other sanctions, including revocation of our right to do business or in suspension or expulsion from the NASD. Any of the foregoing would have a materially adverse effect upon us. Such regulations are designed primarily for the protection of the investing customers of securities firms rather than our debt or equity holders. Finally, there is no assurance that we, along with other fund sellers, administrators and managers will not be subjected to additional stringent regulation and publicity which may adversely affect its business.
In the securities industry, in recent years, there has been an increased incidence of litigation, including court litigation, arbitration and enforcement or disciplinary proceedings by regulators.

Regulatory Penalties for Failure to Maintain Minimum Net Capital Requirements. The SEC's Net Capital Rule imposes minimum financial requirements for broker/ dealers. The Net Capital Rule places limits on certain of ND Capital and Ranson Capital operations, such as underwriting activities, market-making and other principal trading activities. A decrease below minimum net capital required for ND Capital and Ranson Capital could force such broker/dealers to suspend activities pending recovery of net capital. Factors which affect ND Capital and Ranson Capital net capital include the general investment climate as well our ability to obtain any assets necessary to contribute equity capital to its wholly-owned subsidiaries. Although both ND Capital and Ranson Capital currently have sufficient net capital, should our liquidity be impaired substantially as a result of any factor, and additional net capital become necessary, the continued operation of ND Capital and/or Ranson Capital could be restricted or suspended.

Sensitivity to Changes in Market Conditions. Our revenues, like those of other firms in the fund management and retail mutual fund brokerage industry, are directly related to fluctuations in quantity of investment in mutual funds and price levels of funds under management. A significant portion of our earnings are generated from fees based on the average daily market value of the assets we administer for our clients. A rapid change in interest rates or a sudden decline in the bond markets could influence an investor's decision whether to invest or maintain an investment in a bond based mutual fund. As a result, fluctuations may occur in assets which the Company has under administration due to changes in interest rates and other investment considerations. A significant investor trend seeking alternatives to mutual fund investments could have a negative impact on our revenues by reducing the assets it administers. From time to time, we have waived, and in the future for competitive reasons, may waive certain fees normally charged to mutual funds to which it provides services.

Economic Business Risks Outside the Company's Control. Both our mutual fund management and retail brokerage businesses are subject to various risks and contingencies, many of which are beyond our ability to control. These risks include economic conditions generally and in particular those affecting bond and securities markets, interest rates, discretionary income available for investment; customer inability to meet payment or delivery commitments; customer fraud; and employee misconduct and errors.

Existing and Potential Competition. The Company encounters intense competition in all aspects of its business and competes directly with many other securities firms and mutual fund managers, a significant number of which offer their customers a more extensive range of financial services, have substantially greater financial resources and may have greater operating efficiencies.
While it is not possible to predict the type and extent of competitive services which banks and other institutions ultimately may offer to customers, we may be adversely affected to the extent those services are offered on a large scale. See "Business-Competition."

Potential Bank Competition. Historically the Glass-Steagall Act, among other things, prohibited banks from engaging in the underwriting, public sale or principal distribution of and dealing in securities. Bank holding companies (either directly or through their bank or non-bank subsidiaries), however, are generally permitted to purchase and sell securities, as agent, upon the order and for the account of their customers. Federal bank regulatory agencies, including the Office of the Comptroller of the Currency (the "OCC"), have by regulatory interpretations, allowed banks to provide a wide variety of services to mutual funds, including investment advisory, administration, shareholder servicing, custodial and transfer agency services. With recent restrictions under the Glass-Steagall Act being relaxed, banks may, through strategic affiliations, seek to organize, sponsor and distribute shares of an investment company. It is possible that national, regional or local banks would consider the possibility of performing some or all of the services presently provided by us. Should such an event occur, it could have a material adverse impact on our business operations.

Possible Volatility of Market Price. The Company's Common Stock has been traded on the OTC Bulletin Board since November, 1998. The Company believes that factors such as (but not limited to) announcements of developments related to the Company's business, fluctuations in the Company's quarterly or annual operating results, failure to meet securities analysts' expectations, general conditions in the international marketplace and the worldwide economy, announcements of technological innovations or new systems or enhancements by the Company or its competitors, developments in patents or other intellectual property rights and developments in the Company's relationships with clients and suppliers could cause the price of the
Company's   Common  Stock  to   fluctuate,   perhaps substantially.  In recent
years the stock market has experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. Such fluctuations could adversely affect the market price of the Company's Common Stock.

OTC Bulletin Board listing requirements. Under the new rules for continued listing on the Bulletin Board, OTC traded firms are required to become and remain fully reporting under Section 12 of the 1934 Securities and Exchange Act. Although the Company intends to complete all future required filings on a timely basis, there can be no assurance that its no par value common stock
(NDHI) will not be de-listed from the Bulletin Board. If de-listed, the market will almost certainly reflect a depressive effect on the price of the Company's common stock.

Penny stock regulations and requirements for low priced stock. The Commission adopted regulations which generally define a "penny stock" to be any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Based upon the price of the Company's common stock as currently traded on the OTC Bulletin Board, the Company's stock is subject to Rule 15g-9 under the Exchange Act which imposes additional sales practice requirements on broker-dealers which sell securities to persons other than established customers and "accredited investors." For transactions covered by this Rule, a broker-dealer must make a special suitability determination for the purchaser and have received a purchasers written consent to the transaction prior to sale. Consequently, the Rule may have a negative effect on the ability of shareholders to sell common shares of the Company in the secondary market.

FORWARD-LOOKING STATEMENTS. A number of the matters and subject areas discussed in the foregoing "Risk Factors" section and elsewhere in this filing that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from the Company's actual future experience involving any one or more of such matters and subject areas. The Company has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from the Company's current expectations regarding the relevant matter or subject area. The operation and results of the Company's anticipated business also may be subject to the effect of other risks and uncertainties in addition to the relevant qualifying factors identified elsewhere in the foregoing "Risk Factors" section, including, but not limited to, general economic conditions in the geographic areas and occupational market segments (such as, for example, construction, delivery, and real estate management services) that the Company is targeting for its business, the availability of adequate quantities of system infrastructure and subscriber equipment and components to meet the Company's systems deployment and marketing plans and customer demand, the success of efforts to improve and satisfactorily address any issues relating to the system's performance, the ability to
achieve market penetration  and  average   subscriber  revenue  levels
sufficient to provide financial viability to the proposed business, access to sufficient debt or equity capital to meet the Company's operating and financing needs, the quality and price of similar or comparable services offered or to be offered by the Company's competitors, including providers of cellular and PCS service, future legislative or regulatory actions relating to communications services, other wireless communications services or telecommunications generally and other risks and uncertainties described from time to time in The Company's reports filed with the Commission.

USE  OF  PROCEEDS

NDHI will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholder.

SELLING SHAREHOLDER

The Shares of the Company to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholder, who acquired the Shares pursuant to a compensatory benefit plan with NDHI for services they provided to NDHI. The Selling Shareholder may resell all, a portion or none of such Shares from time to time.

The table below sets forth with respect to the Selling Shareholder, based upon information available to the Company as of October 9, 2001, the number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.


                                                                                                        % OF SHARES
                     NUMBER OF               NUMBER OF SHARES                                              OWNED BY
SELLING              SHARES OWNED            REGISTERED BY               NUMBER OF SHARES                SHAREHOLDER
SHAREHOLDER          BEFORE SALE             PROSPECTUS                  OWNED AFTER SALE                AFTER SALE
_____________      ____________             _________________            ________________              ______________
Craig Wollenburg       100,000                 33,000                        67,000                          1%

PLAN OF DISTRIBUTION

The Selling Shareholder may sell the Shares for value from time to time under this Reoffer Prospectus in one or more transactions on the Over-the-Counter Bulletin Board maintained by Nasdaq, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholder may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholder and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholder will be borne by the Selling Shareholder.

In addition to any Shares sold hereunder, the Selling Shareholder may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

There is no assurance that the Selling Shareholder will sell all or any portion of the Shares offered.

The Company will pay all expenses in connection with this offering and will not receive any proceeds from sales of any Shares by the Selling Shareholder.


LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by Dihle & Co. P.C.


EXPERTS

The balance sheets as of December 31, 1999 and December 31, 2000 and the statements of operations, shareholders' equity and cash flows for the periods then ended of NDHI have been incorporated by reference in this Registration Statement in reliance on the report of Brady, Martz & Associates, P.C., Certified Public Accountants, given on the authority of that firm as experts in accounting and auditing.






PART  II

        INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

   The following documents are hereby incorporated by reference in this Registration Statement:

(i) Registrant's Form 10-KSB for the years ended December 31, 2000 and December 31, 1999

(ii) Registrant's Form 10QSB for the quarterly periods ended March 31 and June 30, 2001

(iii) All other reports and documents subsequently filed by the Registrant pursuant to and after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM  4.  DESCRIPTION  OF  SECURITIES.

       Not  applicable.

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Dihle & Co., P.C.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

    The North Dakota Business Corporation Act authorizes ND Holdings, Inc., a North Dakota corporation (the "Company") to indemnify directors and officers in certain circumstances against liabilities, including expenses, incurred while acting in such capacities; provided, generally, that any such indemnified director or officer acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Bylaws of the Company provide for the indemnification of directors and officers to the maximum extent permitted by the North Dakota Business Corporation Act.

    We have policies of directors' and officers' liability insurance which insure directors and officers against liabilities which a director or officer may incur in his or her capacity as such.

ITEM  7.   EXEMPTION  FROM  REGISTRATION  CLAIMED.

    The Shares were issued for Consultant services rendered. These sales were made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale".

ITEM  8.   EXHIBITS

*3.1   Articles  of  Incorporation as Amended - ND Holdings, Inc. (North
       Dakota)
*3.2   Bylaws
 3.3 Consulting Agreement between the Company and Craig Wollenburg dated September 14, 2001.
 5     Opinion of Dihle & Co., P.C.
 23.1  Consent  of  Brady, Martz & Associates, P.C.,  Certified Public
       Accountants
________________________
*  Incorporated  by  reference  to  NDHI's Form S-1, filed September 12, 1995.


ITEM  9.    UNDERTAKINGS.

     (a)    The  undersigned  Registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minot, State of North Dakota, on October 15, 2001.



    ND HOLDINGS, INC.


/s/ Robert Walstad
By:    Robert Walstad
Its:   Chief  Executive  Officer
       and  Chairman  of  the  Board



   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: October 15, 2001                               By /s/ Peter A. Quist

                                                       Peter A. Quist
                                                   Vice President and Director


Date: October 15, 2001                               By /s/ Vance A. Castleman

                                                       Vance A. Castleman
                                                           Director

Date: October 15, 2001                               By /s/ Myron D. Thompson

                                                       Myron D. Thompson
                                                           Director

Date: October 15, 2001                               By /s/ Richard H. Walstad

                                                        Richard H. Walstad
                                                           Director

Date: October 15, 2001                               By /s/ Richard D. Olson

                                                         Richard D. Olson
                                                           Director